Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: January 30, 2020

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2019 EARNINGS

Southfield, Michigan – January 30, 2020 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $161.9 million, or $8.60 per diluted share, for the three months ended December 31, 2019 compared to consolidated net income of $151.9 million, or $7.79 per diluted share, for the same period in 2018. For the year ended December 31, 2019, consolidated net income was $656.1 million, or $34.57 per diluted share, compared to consolidated net income of $574.0 million, or $29.39 per diluted share, for the same period in 2018.

Adjusted net income, a non-GAAP financial measure, for the three months ended December 31, 2019 was $173.5 million, or $9.22 per diluted share, compared to $153.0 million, or $7.85 per diluted share, for the same period in 2018. For the year ended December 31, 2019, adjusted net income was $658.4 million, or $34.70 per diluted share, compared to adjusted net income of $554.5 million, or $28.39 per diluted share, for the same period in 2018.

Webcast Details

We will host a webcast on January 30, 2020 at 5:00 p.m. Eastern Time to answer questions related to our fourth quarter and full year results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at ir.creditacceptance.com or by dialing 877-303-2904.  Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Metrics

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance. At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan. Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to maximize economic profit, a non-GAAP financial measure that considers our return on capital, our cost of capital and the amount of capital invested.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment. We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment. Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our forecast of Consumer Loan collection rates as of December 31, 2019 with the forecasts as of September 30, 2019, as of December 31, 2018 and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)				Current Forecast Variance from
Consumer Loan Assignment Year	December 31, 2019	September 30, 2019	December 31, 2018	Initial Forecast	September 30, 2019	December 31, 2018	Initial Forecast
2010	77.8%	77.7%	77.7%	73.6%	0.1%	0.1%	4.2%
2011	74.8%	74.8%	74.7%	72.5%	0.0%	0.1%	2.3%
2012	73.9%	73.9%	73.8%	71.4%	0.0%	0.1%	2.5%
2013	73.5%	73.5%	73.5%	72.0%	0.0%	0.0%	1.5%
2014	71.7%	71.8%	71.7%	71.8%	-0.1%	0.0%	-0.1%
2015	65.4%	65.5%	65.4%	67.7%	-0.1%	0.0%	-2.3%
2016	64.1%	64.1%	64.2%	65.4%	0.0%	-0.1%	-1.3%
2017	64.8%	65.0%	65.5%	64.0%	-0.2%	-0.7%	0.8%
2018	65.1%	65.4%	65.0%	63.6%	-0.3%	0.1%	1.5%
2019 (2)	64.6%	64.8%	—	64.0%	-0.2%	—	0.6%

(1)
Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment.  Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates in the table.

(2)
The forecasted collection rate for 2019 Consumer Loans as of December 31, 2019 includes both Consumer Loans that were in our portfolio as of September 30, 2019 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of			Current Forecast Variance from
2019 Consumer Loan Assignment Period	December 31, 2019	September 30, 2019	Initial Forecast	September 30, 2019	Initial Forecast
January 1, 2019 through September 30, 2019	64.9%	64.8%	64.1%	0.1%	0.8%
October 1, 2019 through December 31, 2019	63.8%	—	63.6%	—	0.2%

Consumer Loans assigned in 2010 through 2013 and 2018 have yielded forecasted collection results materially better than our initial estimates, while Consumer Loans assigned in 2015 and 2016 have yielded forecasted collection results materially worse than our initial estimates. For Consumer Loans assigned in 2014, 2017 and 2019, actual results have been close to our initial estimates. For the three months ended December 31, 2019, forecasted collection rates declined for Consumer Loans assigned in 2017 and 2018 and were generally consistent with expectations at the start of the period for all other assignment years presented. For the year ended December 31, 2019, forecasted collection rates improved for Consumer Loans assigned in 2019, declined for Consumer Loans assigned in 2017 and were generally consistent with expectations at the start of the period for all other assignment years presented.

The changes in forecasted collection rates for the three months and year ended December 31, 2019 and 2018 impacted forecasted net cash flows (forecasted collections less forecasted dealer holdback payments) as follows:

(In millions)	For the Three Months Ended December 31,		For the Years Ended December 31,
Increase (Decrease) in Forecasted Net Cash Flows	2019	2018	2019	2018
Dealer loans	$(7.6)	$(1.5)	$(7.9)	$2.0
Purchased loans	(10.1)	9.3	22.5	40.3
Total loans	$(17.7)	$7.8	$14.6	$42.3

The following table presents information on the average Consumer Loan assignment for each of the last 10 years:

	Average
Consumer Loan Assignment Year	Consumer Loan (1)	Advance (2)	Initial Loan Term (in months)
2010	$14,480	$6,473	41
2011	15,686	7,137	46
2012	15,468	7,165	47
2013	15,445	7,344	47
2014	15,692	7,492	47
2015	16,354	7,272	50
2016	18,218	7,976	53
2017	20,230	8,746	55
2018	22,158	9,635	57
2019 (3)	23,139	10,174	57

(1)	Represents the repayments that we were contractually owed on Consumer Loans at the time of assignment, which include both principal and interest.

(2)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

(3)
The averages for 2019 Consumer Loans include both Consumer Loans that were in our portfolio as of September 30, 2019 and Consumer Loans assigned during the most recent quarter. The following table provides averages for each of these segments:

	Average
2019 Consumer Loan Assignment Period	Consumer Loan	Advance	Initial Loan Term (in months)
January 1, 2019 through September 30, 2019	$22,942	$10,098	57
October 1, 2019 through December 31, 2019	23,876	10,460	58

Forecasting collection rates accurately at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we initially forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of December 31, 2019.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of December 31, 2019
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2010	77.8%	44.7%	33.1%	99.8%
2011	74.8%	45.5%	29.3%	99.6%
2012	73.9%	46.3%	27.6%	99.3%
2013	73.5%	47.6%	25.9%	98.8%
2014	71.7%	47.7%	24.0%	98.0%
2015	65.4%	44.5%	20.9%	94.5%
2016	64.1%	43.8%	20.3%	84.8%
2017	64.8%	43.2%	21.6%	68.8%
2018	65.1%	43.5%	21.6%	44.9%
2019 (3)	64.6%	44.0%	20.6%	15.4%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

(3)
The forecasted collection rate, advance rate and spread for 2019 Consumer Loans as of December 31, 2019 include both Consumer Loans that were in our portfolio as of September 30, 2019 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates, advance rates and spreads for each of these segments:

	As of December 31, 2019
2019 Consumer Loan Assignment Period	Forecasted Collection %	Advance %	Spread %
January 1, 2019 through September 30, 2019	64.9%	44.0%	20.9%
October 1, 2019 through December 31, 2019	63.8%	43.8%	20.0%

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age. For 2015 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections. Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate has ranged from 20.3% to 33.1%, on an annual basis, over the last 10 years. The spread was at the high end of this range in 2010, when the competitive environment was unusually favorable, and much lower during other years (2015 through 2019) when competition was more intense. The decrease in the spread from 2018 to 2019 was primarily the result of the performance of 2018 Consumer Loans, which has exceeded our initial estimates by a greater margin than those assigned to us in 2019. The decrease in the spread from the first nine months of 2019 to the fourth quarter of 2019 was the result of the performance of Consumer Loans assigned to us during the first nine months of 2019, which has exceeded our initial estimates by a greater margin than those assigned to us during the fourth quarter of 2019, and a change in the mix of Consumer Loan assignments.

The following table compares our forecast of Consumer Loan collection rates as of December 31, 2019 with the forecasts at the time of assignment, for dealer loans and purchased loans separately:

	Dealer Loans			Purchased Loans
	Forecasted Collection Percentage as of (1)			Forecasted Collection Percentage as of (1)
Consumer Loan Assignment Year	December 31, 2019	Initial Forecast	Variance	December 31, 2019	Initial Forecast	Variance
2010	77.6%	73.6%	4.0%	78.7%	73.1%	5.6%
2011	74.6%	72.4%	2.2%	76.4%	72.7%	3.7%
2012	73.7%	71.3%	2.4%	75.9%	71.4%	4.5%
2013	73.4%	72.1%	1.3%	74.4%	71.6%	2.8%
2014	71.6%	71.9%	-0.3%	72.5%	70.9%	1.6%
2015	64.8%	67.5%	-2.7%	69.3%	68.5%	0.8%
2016	63.2%	65.1%	-1.9%	66.6%	66.5%	0.1%
2017	64.2%	63.8%	0.4%	66.3%	64.6%	1.7%
2018	64.7%	63.6%	1.1%	66.0%	63.5%	2.5%
2019	64.4%	63.9%	0.5%	65.1%	64.2%	0.9%

(1)	The forecasted collection rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of December 31, 2019 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Dealer Loans			Purchased Loans
Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
2010	77.6%	44.4%	33.2%	78.7%	47.3%	31.4%
2011	74.6%	45.1%	29.5%	76.4%	49.3%	27.1%
2012	73.7%	46.0%	27.7%	75.9%	50.0%	25.9%
2013	73.4%	47.2%	26.2%	74.4%	51.5%	22.9%
2014	71.6%	47.2%	24.4%	72.5%	51.8%	20.7%
2015	64.8%	43.4%	21.4%	69.3%	50.2%	19.1%
2016	63.2%	42.1%	21.1%	66.6%	48.6%	18.0%
2017	64.2%	42.1%	22.1%	66.3%	45.8%	20.5%
2018	64.7%	42.7%	22.0%	66.0%	45.2%	20.8%
2019	64.4%	43.1%	21.3%	65.1%	45.6%	19.5%

(1)	The forecasted collection rates and advance rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.

(2)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

The spread on dealer loans decreased from 22.0% in 2018 to 21.3% in 2019, primarily as a result of the performance of 2018 Consumer Loans in our dealer loan portfolio, which has exceeded our initial estimates by a greater margin than those assigned to us in 2019. The spread on purchased loans decreased from 20.8% in 2018 to 19.5% in 2019, primarily as a result of the performance of 2018 Consumer Loans in our purchased loan portfolio, which has exceeded our initial estimates by a greater margin than those assigned to us in 2019.

Consumer Loan Volume

The following table summarizes changes in Consumer Loan assignment volume in each of the last eight quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2018	18.5%	32.9%
June 30, 2018	19.8%	34.7%
September 30, 2018	9.4%	20.3%
December 31, 2018	5.9%	12.4%
March 31, 2019	0.4%	5.1%
June 30, 2019	0.0%	5.6%
September 30, 2019	0.4%	7.6%
December 31, 2019	-5.3%	1.1%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our financing programs, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit volume declined 5.3% while dollar volume grew 1.1% during the fourth quarter of 2019 as the number of active dealers grew 4.7% while average unit volume per active dealer declined 9.7%. Dollar volume grew while unit volume declined during the fourth quarter of 2019 due to an increase in the average advance paid per unit. This increase was the result of an increase in the average size of the Consumer Loans assigned, primarily due to increases in the average vehicle selling price and average initial loan term and an increase in purchased loans as a percentage of total unit volume.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended December 31,			For the Years Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Consumer Loan unit volume	78,017	82,353	-5.3%	369,805	373,329	-0.9%
Active dealers (1)	9,255	8,838	4.7%	13,399	12,528	7.0%
Average volume per active dealer	8.4	9.3	-9.7%	27.6	29.8	-7.4%

Consumer Loan unit volume from dealers active both periods	61,119	68,281	-10.5%	322,665	343,091	-6.0%
Dealers active both periods	5,949	5,949	—	9,253	9,253	—
Average volume per dealer active both periods	10.3	11.5	-10.5%	34.9	37.1	-6.0%

Consumer loan unit volume from dealers not active both periods	16,898	14,072	20.1%	47,140	30,238	55.9%
Dealers not active both periods	3,306	2,889	14.4%	4,146	3,275	26.6%
Average volume per dealer not active both periods	5.1	4.9	4.1%	11.4	9.2	23.9%

(1)	Active dealers are dealers who have received funding for at least one Consumer Loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended December 31,			For the Years Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Consumer Loan unit volume from new active dealers	2,720	3,854	-29.4%	44,938	47,898	-6.2%
New active dealers (1)	753	1,032	-27.0%	3,936	4,037	-2.5%
Average volume per new active dealer	3.6	3.7	-2.7%	11.4	11.9	-4.2%

Attrition (2)	-17.1%	-17.2%		-8.1%	-9.6%

(1)	New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.

(2)
Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.

The following table shows the percentage of Consumer Loans assigned to us as dealer loans and purchased loans for each of the last eight quarters:

	Unit Volume		Dollar Volume (1)
Three Months Ended	Dealer Loans	Purchased Loans	Dealer Loans	Purchased Loans
March 31, 2018	70.1%	29.9%	67.4%	32.6%
June 30, 2018	69.7%	30.3%	66.8%	33.2%
September 30, 2018	69.5%	30.5%	67.0%	33.0%
December 31, 2018	69.4%	30.6%	67.4%	32.6%
March 31, 2019	67.4%	32.6%	65.0%	35.0%
June 30, 2019	66.7%	33.3%	63.7%	36.3%
September 30, 2019	67.2%	32.8%	64.1%	35.9%
December 31, 2019	67.4%	32.6%	64.0%	36.0%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of December 31, 2019 and December 31, 2018, the net dealer loans receivable balance was 62.8% and 65.3%, respectively, of the total net loans receivable balance.

Financial Results

(Dollars in millions, except per share data)	For the Three Months Ended December 31,			For the Years Ended December 31,
	2019	2018	% Change	2019	2018	% Change
GAAP average debt	$4,320.2	$3,794.4	13.9%	$4,198.0	$3,617.4	16.1%
GAAP average shareholders' equity	2,392.7	2,023.5	18.2%	2,201.2	1,808.4	21.7%
Average capital	$6,712.9	$5,817.9	15.4%	$6,399.2	$5,425.8	17.9%
GAAP net income	$161.9	$151.9	6.6%	$656.1	$574.0	14.3%
Diluted weighted average shares outstanding	18,827,222	19,500,601	-3.5%	18,976,560	19,532,312	-2.8%
GAAP net income per diluted share	$8.60	$7.79	10.4%	$34.57	$29.39	17.6%

The increase in GAAP net income for the three months ended December 31, 2019, as compared to the same period in 2018, was primarily the result of the following:

•	An increase in finance charges of 13.5% ($42.3 million), primarily due to growth in our loan portfolio.

•	An increase in provision for credit losses of 53.7% ($9.5 million), primarily due to a decline in Consumer Loan performance.

•
An increase in interest expense of 20.6% ($8.7 million) due to increases in the average outstanding debt principal balance and our average cost of debt. The increase in the average outstanding debt principal balance was due to borrowings used to fund the growth in our loan portfolio and stock repurchases. The increase in our average cost of debt was primarily the result of a change in the mix of our outstanding debt.

•	An increase in operating expenses of 11.2% ($8.4 million), primarily due to the following:

•	An increase in salaries and wages expense of 11.0% ($4.9 million), primarily due to an increase in cash-based incentive compensation expense due to an improvement in Company performance measures.

•	An increase in general and administrative expense of 19.4% ($2.8 million), primarily due to higher information technology expenses.

•	An increase in provision for income taxes of 8.6% ($4.2 million), primarily due to an increase in pre-tax income.

The increase in GAAP net income for the year ended December 31, 2019, as compared to the same period in 2018, was primarily the result of the following:

•	An increase in finance charges of 16.4% ($192.6 million), primarily due to growth in our loan portfolio.

•
An increase in interest expense of 25.3% ($39.6 million) due to increases in the average outstanding debt principal balance and our average cost of debt. The increase in the average outstanding debt principal balance was primarily due to borrowings used to fund the growth in our loan portfolio and stock repurchases. The increase in our average cost of debt was primarily the result of a change in the mix of our outstanding debt.

•	An increase in operating expenses of 12.8% ($37.4 million), primarily due to the following:

•	An increase in salaries and wages expense of 15.2% ($25.5 million) comprised of the following:

•	An increase of $19.1 million in cash-based incentive compensation expense primarily due to an improvement in Company performance measures.

•
Excluding the change in cash-based incentive compensation expense, salaries and wages expense increased $6.4 million, primarily due to an increase in the number of team members in our support function.

•	An increase in general and administrative expense of 16.9% ($9.4 million), primarily due to higher building expenses.

•	An increase in provision for credit losses of 34.3% ($19.5 million), primarily due to Consumer Loan performance in 2018, which improved by a greater margin than during 2019.

•
An increase in provision for income taxes of 10.3% ($18.7 million) due to an increase in pre-tax income of 13.3%, partially offset by a decrease in our effective tax rate from 24.0% in 2018 to 23.3% in 2019. The decrease in our effective tax rate is primarily due to an increase in tax benefits related to our stock-based compensation plan, which are recognized during the first quarter of each year.

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation. In addition, effective January 1, 2020, certain debt facilities utilize adjusted financial information for the determination of loan collateral values. The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted interest expense (after-tax), adjusted net income plus interest expense (after-tax), adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months and year ended December 31, 2019, compared to the same periods in 2018, include the following:

(Dollars in millions, except per share data)	For the Three Months Ended December 31,			For the Years Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Adjusted average capital	$6,663.9	$5,797.3	14.9%	$6,372.2	$5,420.9	17.5%
Adjusted net income	$173.5	$153.0	13.4%	$658.4	$554.5	18.7%
Adjusted interest expense (after-tax)	$39.5	$33.2	19.0%	$153.2	$123.1	24.5%
Adjusted net income plus interest expense (after-tax)	$213.0	$186.2	14.4%	$811.6	$677.6	19.8%
Adjusted return on capital	12.8%	12.9%	-0.8%	12.7%	12.5%	1.6%
Cost of capital	5.8%	6.4%	-9.4%	6.0%	6.2%	-3.2%
Economic profit	$116.9	$93.4	25.2%	$432.7	$340.4	27.1%
Diluted weighted average shares outstanding	18,827,222	19,500,601	-3.5%	18,976,560	19,532,312	-2.8%
Adjusted net income per diluted share	$9.22	$7.85	17.5%	$34.70	$28.39	22.2%

Economic profit increased 25.2% and 27.1% for the three months and year ended December 31, 2019, as compared to the same periods in 2018.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the changes in economic profit for the three months and year ended December 31, 2019, as compared to the same periods in 2018:

(In millions)	Year over Year Change in Economic Profit
	For the Three Months Ended December 31, 2019	For the Year Ended December 31, 2019
Increase in adjusted average capital	$14.1	$59.7
Decrease in cost of capital	10.6	17.2
Increase (decrease) in adjusted return on capital	(1.2)	15.4
Increase in economic profit	$23.5	$92.3

The increase in economic profit for the three months ended December 31, 2019, as compared to the same period in 2018, was primarily the result of the following:

•	An increase in our adjusted average capital of 14.9%, primarily due to growth in our loan portfolio.

•	A decrease in our cost of capital of 60 basis points, primarily due to a decrease in the 30-year Treasury rate, which is used in the average cost of equity calculation.

The increase in economic profit for the year ended December 31, 2019, as compared to 2018, was primarily the result of the following:

•	An increase in our adjusted average capital of 17.5%, primarily due to growth in our loan portfolio.

•	A decrease in our cost of capital of 20 basis points, primarily due to a decrease in the 30-year Treasury rate, which is used in the average cost of equity calculation.

•	An increase in our adjusted return on capital of 20 basis points, primarily as a result of the following:

•
An increase in the yield on our loan portfolio increased the adjusted return on capital by 20 basis points, primarily due to an improvement in Consumer Loan performance during the first three quarters of the year.

•
Operating expenses grew more slowly than adjusted average capital, increasing the adjusted return on capital by 20 basis points, as operating expenses grew by 12.8% while adjusted average capital grew by 17.5%.

•
Other income grew more slowly than adjusted average capital, reducing the adjusted return on capital by 10 basis points, as other income grew by 9.9% while adjusted average capital grew by 17.5%. The slower growth in other income was primarily due to the discontinuation of our GPS Starter Interrupt Devices (“GPS-SID”) program in 2019.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same period in the prior year:

	For the Three Months Ended
	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
Adjusted revenue as a percentage of adjusted average capital (1)	21.6%	21.6%	21.6%	21.9%	21.9%	21.5%	21.3%	21.7%
Operating expenses as a percentage of adjusted average capital (1)	5.0%	5.0%	5.1%	5.5%	5.2%	5.1%	5.2%	6.1%
Adjusted return on capital (1)	12.8%	12.8%	12.7%	12.7%	12.9%	12.7%	12.4%	12.0%
Percentage change in adjusted average capital compared to the same period in the prior year	14.9%	15.0%	19.0%	22.1%	26.7%	29.8%	27.5%	22.8%

(1)	Annualized.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  Certain amounts do not recalculate due to rounding.

(Dollars in millions, except per share data)	For the Three Months Ended
	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
Adjusted net income
GAAP net income	$161.9	$165.4	$164.4	$164.4	$151.9	$151.0	$151.0	$120.1
Floating yield adjustment (after-tax)	(14.3)	(14.5)	(14.1)	(15.8)	(14.7)	(15.8)	(17.8)	(19.9)
GAAP provision for credit losses (after-tax)	21.0	14.9	11.8	11.2	13.6	10.8	1.4	18.0
Senior notes adjustment (after-tax)	1.1	(0.6)	(0.7)	(0.6)	(0.6)	(0.6)	(0.7)	(0.6)
Income tax adjustment (1)	3.8	3.2	1.5	(5.6)	2.8	1.8	1.5	1.3
Adjusted net income	$173.5	$168.4	$162.9	$153.6	$153.0	$147.2	$135.4	$118.9

Adjusted net income per diluted share (2)	$9.22	$8.89	$8.60	$8.08	$7.85	$7.56	$6.95	$6.11
Diluted weighted average shares outstanding	18,827,222	18,950,866	18,949,962	19,004,498	19,500,601	19,473,978	19,472,164	19,473,563

Adjusted revenue
GAAP total revenue	$385.9	$378.7	$370.6	$353.8	$342.8	$332.0	$315.4	$295.6
Floating yield adjustment	(18.5)	(18.8)	(18.4)	(20.5)	(19.0)	(20.6)	(23.0)	(25.9)
GAAP provision for claims	(7.0)	(8.2)	(8.3)	(6.6)	(6.5)	(7.0)	(7.3)	(5.2)
Adjusted revenue	$360.4	$351.7	$343.9	$326.7	$317.3	$304.4	$285.1	$264.5

Adjusted average capital
GAAP average debt	$4,320.2	$4,230.2	$4,245.5	$3,996.2	$3,794.4	$3,784.2	$3,609.6	$3,281.4
GAAP average shareholders' equity	2,392.7	2,297.8	2,131.8	1,982.6	2,023.5	1,885.6	1,732.6	1,591.7
Deferred debt issuance adjustment	25.3	25.3	24.5	23.3	22.1	23.4	22.7	21.7
Senior notes adjustment	(20.1)	6.9	7.5	8.2	8.7	9.4	10.1	10.5
Income tax adjustment (3)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(115.4)
Floating yield adjustment	64.3	64.9	63.1	72.5	67.1	74.7	85.0	96.3
Adjusted average capital	$6,663.9	$6,506.6	$6,353.9	$5,964.3	$5,797.3	$5,658.8	$5,341.5	$4,886.2

Adjusted revenue as a percentage of adjusted average capital (4)	21.6%	21.6%	21.6%	21.9%	21.9%	21.5%	21.3%	21.7%

Adjusted interest expense (after-tax)
GAAP interest expense	$51.0	$50.4	$49.8	$45.0	$42.3	$41.1	$38.7	$34.5
Senior notes adjustment	0.4	0.8	0.8	0.8	0.9	0.8	0.8	0.8
Adjusted interest expense (pre-tax)	51.4	51.2	50.6	45.8	43.2	41.9	39.5	35.3
Adjustment to record tax effect (1)	(11.9)	(11.7)	(11.7)	(10.5)	(10.0)	(9.6)	(9.1)	(8.1)
Adjusted interest expense (after-tax)	$39.5	$39.5	$38.9	$35.3	$33.2	$32.3	$30.4	$27.2

(1)	Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.

(2)	Net income per share is computed independently for each of the quarters presented. Therefore, the sum of quarterly net income per share information may not equal year-to-date net income per share.

(3)
The enactment of the 2017 Tax Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate, of which $99.8 million related to the reversal of GAAP provision for income taxes in December 2017 and $18.7 million related to the reversal of adjusted provision for income taxes in January 2018. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.

(4)	Annualized.

(Dollars in millions)	For the Three Months Ended
	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
Adjusted return on capital
Adjusted net income	$173.5	$168.4	$162.9	$153.6	$153.0	$147.2	$135.4	$118.9
Adjusted interest expense (after-tax)	39.5	39.5	38.9	35.3	33.2	32.3	30.4	27.2
Adjusted net income plus interest expense (after-tax)	$213.0	$207.9	$201.8	$188.9	$186.2	$179.5	$165.8	$146.1

Reconciliation of GAAP return on equity to adjusted return on capital (4)
GAAP return on equity (1)	27.1%	28.8%	30.8%	33.2%	30.0%	32.0%	34.9%	30.2%
Non-GAAP adjustments	-14.3%	-16.0%	-18.1%	-20.5%	-17.1%	-19.3%	-22.5%	-18.2%
Adjusted return on capital (2)	12.8%	12.8%	12.7%	12.7%	12.9%	12.7%	12.4%	12.0%

Economic profit
Adjusted return on capital	12.8%	12.8%	12.7%	12.7%	12.9%	12.7%	12.4%	12.0%
Cost of capital (3) (4)	5.8%	5.8%	6.0%	6.2%	6.4%	6.2%	6.1%	6.1%
Adjusted return on capital in excess of cost of capital	7.0%	7.0%	6.7%	6.5%	6.5%	6.5%	6.3%	5.9%
Adjusted average capital	$6,663.9	$6,506.6	$6,353.9	$5,964.3	$5,797.3	$5,658.8	$5,341.5	$4,886.2
Economic profit	$116.9	$113.2	$105.8	$96.8	$93.4	$91.5	$84.0	$71.5

Reconciliation of GAAP net income to economic profit
GAAP net income	$161.9	$165.4	$164.4	$164.4	$151.9	$151.0	$151.0	$120.1
Non-GAAP adjustments	11.6	3.0	(1.5)	(10.8)	1.1	(3.8)	(15.6)	(1.2)
Adjusted net income	173.5	168.4	162.9	153.6	153.0	147.2	135.4	118.9
Adjusted interest expense (after-tax)	39.5	39.5	38.9	35.3	33.2	32.3	30.4	27.2
Adjusted net income plus interest expense (after-tax)	213.0	207.9	201.8	188.9	186.2	179.5	165.8	146.1
Less: cost of capital	96.1	94.7	96.0	92.1	92.8	88.0	81.8	74.6
Economic profit	$116.9	$113.2	$105.8	$96.8	$93.4	$91.5	$84.0	$71.5

Operating expenses
GAAP salaries and wages	$49.4	$47.9	$47.3	$48.7	$44.5	$41.1	$39.7	$42.5
GAAP general and administrative	17.2	17.2	16.8	13.9	14.4	14.1	12.7	14.5
GAAP sales and marketing	17.1	16.6	17.7	18.8	16.4	16.3	17.2	17.8
Operating expenses	$83.7	$81.7	$81.8	$81.4	$75.3	$71.5	$69.6	$74.8

Operating expenses as a percentage of adjusted average capital (4)	5.0%	5.0%	5.1%	5.5%	5.2%	5.1%	5.2%	6.1%

Percentage change in adjusted average capital compared to the same period in the prior year	14.9%	15.0%	19.0%	22.1%	26.7%	29.8%	27.5%	22.8%

(1)	Calculated by dividing GAAP net income by GAAP average shareholders' equity.

(2)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense (after-tax) divided by adjusted average capital.

(3)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	Jun. 30, 2018	Mar. 31, 2018
Average 30-year Treasury rate	2.2%	2.3%	2.7%	3.0%	3.3%	3.1%	3.0%	3.0%
Adjusted pre-tax average cost of debt (4)	4.8%	4.8%	4.7%	4.6%	4.5%	4.4%	4.3%	4.3%

(4)	Annualized.

(In millions, except share and per share data)	For the Years Ended December 31,
	2019	2018
Adjusted net income
GAAP net income	$656.1	$574.0
Floating yield adjustment (after-tax)	(58.7)	(68.2)
GAAP provision for credit losses (after-tax)	58.9	43.8
Senior notes adjustment (after-tax)	(0.8)	(2.5)
Income tax adjustment (1)	2.9	7.4
Adjusted net income	$658.4	$554.5

Adjusted net income per diluted share	$34.70	$28.39
Diluted weighted average shares outstanding	18,976,560	19,532,312

Adjusted average capital
GAAP average debt	$4,198.0	$3,617.4
GAAP average shareholders' equity	2,201.2	1,808.4
Deferred debt issuance adjustment	24.7	22.4
Senior notes adjustment	0.6	9.7
Income tax adjustment (2)	(118.5)	(117.8)
Floating yield adjustment	66.2	80.8
Adjusted average capital	$6,372.2	$5,420.9

Adjusted interest expense (after-tax)
GAAP interest expense	$196.2	$156.6
Senior notes adjustment	2.8	3.3
Adjusted interest expense (pre-tax)	199.0	159.9
Adjustment to record tax effect (1)	(45.8)	(36.8)
Adjusted interest expense (after-tax)	$153.2	$123.1

Adjusted return on capital
Adjusted net income	$658.4	$554.5
Adjusted interest expense (after-tax)	153.2	123.1
Adjusted net income plus interest expense (after-tax)	$811.6	$677.6

Reconciliation of GAAP return on equity to adjusted return on capital
GAAP return on equity (3)	29.8%	31.7%
Non-GAAP adjustments	-17.1%	-19.2%
Adjusted return on capital (4)	12.7%	12.5%

Economic profit
Adjusted return on capital	12.7%	12.5%
Cost of capital (5)	6.0%	6.2%
Adjusted return on capital in excess of cost of capital	6.7%	6.3%
Adjusted average capital	$6,372.2	$5,420.9
Economic profit	$432.7	$340.4

Reconciliation of GAAP net income to economic profit
GAAP net income	$656.1	$574.0
Non-GAAP adjustments	2.3	(19.5)
Adjusted net income	658.4	554.5
Adjusted interest expense (after-tax)	153.2	123.1
Adjusted net income plus interest expense (after-tax)	811.6	677.6
Less: cost of capital	378.9	337.2
Economic profit	$432.7	$340.4

Operating expenses
GAAP salaries and wages	$193.3	$167.8
GAAP general and administrative	65.1	55.7
GAAP sales and marketing	70.2	67.7
Operating expenses	$328.6	$291.2

(1)	Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.

(2)
The enactment of the 2017 Tax Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate, of which $99.8 million related to the reversal of GAAP provision for income taxes in December 2017 and $18.7 million related to the reversal of adjusted provision for income taxes in January 2018. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.

(3)	Calculated by dividing GAAP net income by GAAP average shareholders' equity.

(4)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(5)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 - tax rate) x (the average 30-year Treasury rate + 5% - pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Years Ended December 31,
	2019	2018
Average 30-year Treasury rate	2.6%	3.1%
Adjusted pre-tax average cost of debt	4.7%	4.4%

Floating Yield Adjustment

The purpose of this non-GAAP adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

The finance charge revenue we will recognize over the life of the loan equals the cash inflows from our loan portfolio less cash outflows to acquire the loans.  Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan.  With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage.  Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense.  The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The GAAP treatment results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe the floating yield adjustment provides a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

Senior Notes Adjustment

The purpose of this non-GAAP adjustment is to modify our GAAP financial results to treat the issuance of certain senior notes as a refinancing of certain previously-issued senior notes.

On December 18, 2019, we issued $400.0 million of 5.125% senior notes due 2024 (the “2024 senior notes”). We used a portion of the net proceeds from the 2024 senior notes to repurchase or redeem all of the $300.0 million outstanding principal amount of our 6.125% senior notes due 2021 (the “2021 senior notes”), of which $148.2 million was repurchased on December 18, 2019 and the remaining $151.8 million was redeemed on January 17, 2020. We intend to use the remaining net proceeds from the 2024 senior notes, together with borrowings under our revolving credit facility and cash on hand to the extent available, to redeem in full the $250.0 million outstanding principal amount of our 7.375% senior notes due 2023 on or around March 15, 2020. Under GAAP, the fourth quarter of 2019 included (i) a pre-tax loss on extinguishment of debt of $1.8 million related to the repurchase of 2021 senior notes in the fourth quarter of 2019 and the redemption of the remaining 2021 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.3 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020.

On January 22, 2014, we issued the 2021 senior notes. On February 21, 2014, we used the net proceeds from the 2021 senior notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 senior notes”). Under GAAP, the first quarter of 2014 included (i) a pre-tax loss on extinguishment of debt of $21.8 million related to the redemption of the 2017 senior notes in the first quarter of 2014 and (ii) additional interest expense of $1.4 million on $276.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2021 senior notes to the redemption of the 2017 senior notes.

Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that were recognized for GAAP purposes were in each case deferred as debt issuance costs and are being recognized ratably as interest expense over the term of the newly issued notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the lag from the issuance of the new notes to the redemption of the previously issued notes was in each case deferred and is being recognized ratably over the term of the newly issued notes. Upon the issuance of the 2024 senior notes in the fourth quarter of 2019, the outstanding unamortized balances of the non-GAAP adjustments related to the 2021 senior notes were deferred and are being recognized ratably over the term of the 2024 senior notes.

We believe the senior notes adjustment provides a more accurate reflection of the performance of our business, since we are recognizing the costs incurred with these transactions in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 8, 2019, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a material adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our dependence on technology could have a material adverse effect on our business.

•	Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealers in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer and team member information could subject us to liability, decrease our profitability and damage our reputation.

•
A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•	Our ability to hire and retain foreign information technology personnel could be hindered by immigration restrictions.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our business, financial condition and results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history.  Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Dollars in millions, except per share data)	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
Revenue:
Finance charges	$356.1	$313.8	$1,369.4	$1,176.8
Premiums earned	12.8	12.4	51.0	46.6
Other income	17.0	16.6	68.6	62.4
Total revenue	385.9	342.8	1,489.0	1,285.8
Costs and expenses:
Salaries and wages	49.4	44.5	193.3	167.8
General and administrative	17.2	14.4	65.1	55.7
Sales and marketing	17.1	16.4	70.2	67.7
Provision for credit losses	27.2	17.7	76.4	56.9
Interest	51.0	42.3	196.2	156.6
Provision for claims	7.0	6.5	30.1	26.0
Loss on extinguishment of debt	1.8	—	1.8	—
Total costs and expenses	170.7	141.8	633.1	530.7
Income before provision for income taxes	215.2	201.0	855.9	755.1
Provision for income taxes	53.3	49.1	199.8	181.1
Net income	$161.9	$151.9	$656.1	$574.0

Net income per share:
Basic	$8.63	$7.82	$34.71	$29.52
Diluted	$8.60	$7.79	$34.57	$29.39

Weighted average shares outstanding:
Basic	18,758,168	19,415,436	18,900,256	19,446,067
Diluted	18,827,222	19,500,601	18,976,560	19,532,312

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Dollars in millions, except per share data)	As of
	December 31, 2019	December 31, 2018
ASSETS:
Cash and cash equivalents	$187.4	$25.7
Restricted cash and cash equivalents	330.3	303.6
Restricted securities available for sale	59.3	58.6

Loans receivable	7,221.2	6,225.2
Allowance for credit losses	(536.0)	(461.9)
Loans receivable, net	6,685.2	5,763.3

Property and equipment, net	59.7	40.2
Income taxes receivable	66.2	7.9
Other assets	35.1	38.1
Total Assets	$7,423.2	$6,237.4

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$206.4	$186.4
Revolving secured line of credit	—	171.9
Secured financing	3,339.7	3,092.7
Senior notes	1,187.8	544.4
Mortgage note	11.3	11.9
Deferred income taxes, net	322.5	236.7
Income taxes payable	0.2	2.5
Total Liabilities	5,067.9	4,246.5

Shareholders' Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized, 18,352,779 and 18,972,558 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	0.2	0.2
Paid-in capital	157.7	154.9
Retained earnings	2,196.6	1,836.1
Accumulated other comprehensive income (loss)	0.8	(0.3)
Total Shareholders' Equity	2,355.3	1,990.9
Total Liabilities and Shareholders' Equity	$7,423.2	$6,237.4